UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2015

Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-51357	52-2084569
(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 880-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on September 4, 2015, the Board of Directors of the Company named Jami Coulter as the Company’s Chief Accounting Officer. Since October 2013, Ms. Coulter, age 38, has been employed by ProBuild Holdings, LLC (“ProBuild”), which was acquired by the Company on July 31, 2015. She initially served as Vice President and Assistant Controller of ProBuild and was promoted to Vice President and Controller in June 2014. Her primary responsibility at ProBuild was to oversee the production of timely and accurate financial statements. Prior to its acquisition by the Company, ProBuild was one of the largest distributors of building materials to professional builders, contractors and project-oriented consumers in the United States, with approximately $4.5 billion in revenue in 2014 from facilities in 40 states. Prior to joining ProBuild, Ms. Coulter spent 15 years with PricewaterhouseCoopers, LLP (“PwC”), including six years as a Senior Manager. At PwC, she provided assurance and accounting advisory services to a wide range of public and private clients. During her tenure with PwC, Ms. Coulter served on the firm’s Senior Advisory Council. Ms. Coulter is a Certified Public Accountant and received her bachelor’s and master’s degrees in accounting from the University of Colorado – Boulder.

Prior to Ms. Coulter’s appointment, Chad Crow, the Company’s President and Chief Financial Officer, also served as the Company’s principal accounting officer.

In connection with her appointment to the new position, Ms. Coulter’s base salary was increased to $250,000 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Donald F. McAleenan
Senior Vice President, General Counsel, and Secretary

Dated: September 11, 2015